For Immediate Release
Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219

INSPIRE ANNOUNCES SEC INVESTIGATION

DURHAM, NC -- September 7, 2005 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that the U.S. Securities and Exchange Commission (SEC) is conducting a formal, nonpublic investigation, which the Company believes relates to trading in the Company's securities surrounding its February 9, 2005 announcement of the results of its Phase 3 clinical trial of diquafosol tetrasodium for treatment of dry eye (Study 109), as well as the Company's disclosures regarding this Phase 3 clinical trial. The Company and one of its directors have each received a subpoena in connection with this investigation.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Inspire can make no assurances as to the scope or focus of the SEC's investigation. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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